Exhibit 2.2

CONDITIONS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the Exchange Act, the Act and the Nasdaq, and are subject to the terms and conditions set out in this Announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are, to the extent required by the Laws of Ireland, governed by the Laws of Ireland.

The Acquisition and the Scheme will be subject to the conditions set out in this Appendix III (the “Conditions”).

1.             The Acquisition will be conditional upon the Scheme becoming effective and unconditional on or prior to the End Date (or such earlier date as may be specified by the Panel, or such later date as Parent and the Company may, subject to receiving the consent of the Panel and the High Court, in each case if required, agree).

2.             The Scheme will be conditional upon:

2.1           the Scheme having been approved by a majority in number of members of each class of Company Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing, at the relevant voting record time, at least seventy-five percent (75%) in value of the Company Shares of that class held by Company Shareholders, in each case present and voting either in person or by proxy at the Scheme Meeting (or at any adjournment or postponement of such meeting);

2.2           each of the Required EGM Resolutions having been duly passed by the requisite majority of Company Shareholders at the EGM (or at any adjournment or postponement of such meeting);

2.3           the High Court having sanctioned (with or without material modification, but subject to any material modification being acceptable to each of Parent and the Company) the Scheme pursuant to Sections 449 to 455 of the Act (the date on which the condition in this paragraph 2.3 is satisfied, the “Sanction Date”); and

2.4           copies of the Court Order having been delivered for registration to the Registrar of Companies.

3.             Parent and the Company have agreed that, subject to paragraph 6, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

3.1           the applicable waiting periods (and any extension thereof) under the HSR Act in connection with the Acquisition having expired or been earlier terminated, and, to the extent applicable, any agreement between the Company and Parent, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice, on the other hand, not to consummate the Scheme or the Acquisition having expired or been earlier terminated;

3.2           no Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Acquisition; and

3.3           the Transaction Agreement not having been terminated by the applicable Party or Parties as set forth below as a consequence of an event set forth below (such events being the events set out in the Transaction Agreement following the occurrence of which the Transaction Agreement may be terminated in accordance with its terms):

3.3.1             termination by either the Company or Parent if the Scheme Meeting or the EGM shall have been completed and the Scheme Meeting Resolution or the Required EGM Resolutions, as applicable, shall not have been approved by the requisite majorities;

3.3.2             termination by either the Company or Parent if the Effective Time shall not have occurred by 5:00 p.m., New York City time, on the End Date; provided, that such right to terminate the Transaction Agreement shall not be available to a Party whose breach of any provision of the Transaction Agreement shall have been the primary cause of the failure of the Effective Time to have occurred by such time;

3.3.3             termination by either the Company or Parent if the High Court shall have declined or refused to sanction the Scheme, unless both Parties shall have agreed in writing within thirty (30) days of such decision that the decision of the High Court shall be appealed (it being agreed that the Company shall make such an appeal if requested to do so in writing by Parent and the respective counsels appointed by Parent and by the Company in accordance with the Transaction Agreement agree that doing so is a reasonable course of action);

3.3.4             termination by either the Company or Parent if there shall be in effect any applicable Law or final and non-appealable Order issued, promulgated, made, rendered or entered into by any Governmental Entity of competent jurisdiction that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Acquisition; provided that such right to terminate the Transaction Agreement shall not be available to any Party whose material breach of any provision of the Transaction Agreement shall have been the primary cause of such Law, order, writ, decree, judgment or injunction;

3.3.5             termination by the Company if Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Condition 5.2 or 5.3, as applicable, and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) thirty (30) days following written notice by the Company thereof;

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3.3.6             termination by the Company prior to obtaining the Company Shareholder Approval, if (1) in accordance with Section 5.2 of the Transaction Agreement, the Company Board shall have authorized the Company to terminate the Transaction Agreement in response to a Company Superior Proposal and (2) substantially concurrently with such termination, a definitive agreement providing for the consummation of the transactions contemplated by such Company Superior Proposal shall have been duly executed and delivered by all parties thereto; provided, however, that the Company shall not be entitled to terminate the Transaction Agreement pursuant to the termination right summarized in this paragraph 3.3.6, and no such purported termination shall have any effect, unless, prior to or substantially concurrently with such termination, the Company shall have paid Parent the applicable Reimbursement Amounts (as defined in the Transaction Agreement) under Section 9.2(a) of the Transaction Agreement (it being understood that, without limiting the Company’s obligations under Section 9.2(a) of the Transaction Agreement, only such costs and expenses accrued prior to such termination and for which Parent, prior to the termination, submits to the Company in writing a request for such amounts and written invoices or written documentation supporting such request in accordance with the provisions of Section 9.2 of the Transaction Agreement shall be due substantially concurrently with such termination, subject at all times to the Cap);

3.3.7             termination by Parent if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach, failure to perform or inaccuracy (1) would result in a failure of Condition 4.2 or 4.3, as applicable, and (2) is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) thirty (30) days following written notice by Parent thereof;

3.3.8             termination by Parent if, prior to the receipt of the Company Shareholder Approval, a Company Board Change of Recommendation (as defined in the Transaction Agreement) shall have occurred; or

3.3.9             termination by mutual written consent of the Company and Parent, subject to the consent of the Panel (if required).

4.             Parent and the Company have agreed that, subject to paragraph 6, Parent’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by Parent) on or before the Sanction Date:

4.1           from October 22, 2025 (being the date of this Announcement) to the Sanction Date, there having not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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4.2           (a) the representation and warranty of the Company set forth in Section 6.1(A)(k)(ii) (Absence of Certain Changes or Events) of the Transaction Agreement having been true and correct in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, (b) the representation and warranty of the Company set forth in Section 6.1(A)(c)(i)-(ii) and the last sentence of 6.1(A)(c)(iii) (Capitalization) of the Transaction Agreement having been true and correct in all respects, except for any de minimis inaccuracies, at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all respects, except for any de minimis inaccuracies, as of such particular date), (c) each of the representations and warranties of the Company set forth in Sections 6.1(A)(a) (Qualification, Organization, Subsidiaries, etc.), 6.1(A)(b)(i) (Subsidiaries), the first sentence of 6.1(A)(c)(iii) (Capitalization), 6.1(A)(d) (Corporate Authority Relative to this Agreement; No Violation), 6.1(A)(s) (Required Vote of Company Shareholders), 6.1(A)(v) (Opinions of Financial Advisors), 6.1(A)(w) (Finders or Brokers) and 6.1(A)(y) (Takeover Statutes) of the Transaction Agreement having been true and correct (read for the purpose of this paragraph 4.2(c) without any qualification as to materiality or Company Material Adverse Effect therein) in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all material respects as of such particular date), and (d) each of the representations and warranties of the Company set forth in Section 6.1 of the Transaction Agreement (other than those specifically listed in paragraphs 4.2(a), 4.2(b) or 4.2(c)) having been true and correct (read for the purpose of this paragraph 4.2(d) without any qualification as to materiality or Company Material Adverse Effect therein) in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all respects as of such particular date), except for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

4.3           the Company having performed and complied, in all material respects, with all of the covenants and agreements that the Transaction Agreement requires the Company to perform or comply with prior to the Sanction Date; and

4.4           Parent having received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in paragraphs 4.2 and 4.3.

5.             Parent and the Company have agreed that, subject to paragraph 6, the Company’s obligation to effect the Scheme and the Acquisition will also be conditional upon the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by the Company) on or before the Sanction Date:

5.1           from October 22, 2025 (being the date of this Announcement) to the Sanction Date, there having not been any event, change, effect, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

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5.2           (a) each of the representations and warranties of Parent set forth in Section 6.2(A)(a) (Qualification, Organization, etc.) and Section 6.2(A)(b) (Corporate Authority Relative to this Agreement; No Violation) of the Transaction Agreement having been true and correct (read for the purpose of this paragraph 5.2(a) without any qualification as to materiality or Parent Material Adverse Effect therein) in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all material respects as of such particular date), and (b) each of the representations and warranties of Parent set forth in Section 6.2 of the Transaction Agreement (other than those specifically listed in paragraph 5.2(a)) having been true and correct (read for the purpose of this paragraph 5.2(b) without any qualification as to materiality or Parent Material Adverse Effect therein) in all respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall have been true and correct in all respects as of such particular date), except for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

5.3           Parent having performed and complied, in all material respects, with all of the covenants and agreements that the Transaction Agreement requires Parent to perform or comply with prior to the Sanction Date;

5.4           the Company having received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in paragraphs 5.2 and 5.3; and

5.5           the CVR Agreement shall be in full force and effect.

6.             Subject to the requirements of the Panel:

6.1           Parent and the Company reserve the right (but neither Party shall be under any obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that no such waiver shall be effective unless agreed to by both Parties);

6.2           Parent reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 4; and

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6.3           the Company reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 5.

7.             The Scheme will lapse unless it is effective on or prior to the End Date (or such earlier date as may be specified by the Panel, or such later date as Parent and the Company may, subject to receiving the consent of the Panel and the High Court, in each case if required, agree).

8.             If Parent is required to make an offer for Company Shares under the provisions of Rule 9 of the Takeover Rules, Parent may make such alterations to any of the Conditions as are necessary to comply with the provisions of that rule.

9.             Parent reserves the right, subject to the consent of the Panel, to effect the Acquisition by way of a Takeover Offer in the circumstances described in and subject to the terms of Section 3.6 of the Transaction Agreement. Without limiting Section 3.6 of the Transaction Agreement, in the event the Acquisition is structured as a Takeover Offer, such offer will be implemented on terms and conditions that are at least as favorable to the Company Shareholders and the holders of Company Options, Company Performance Options and Company Share Awards as those which would apply in relation to the Scheme (except for an acceptance condition set at 80% of the nominal value of the Company Shares to which such an offer relates (and which are not already in the beneficial ownership of Parent) or such lesser percentage being more than 50%, as Parent may, with the consent of the Panel (if required) decide).

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